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                                                                      EXHIBIT 99


UNITED STATES EXPLORATION ANNOUNCES NEW CREDIT AGREEMENT WITH BANK OF OKLAHOMA

Denver, Colorado - August 30, 2000 - United States Exploration, Inc. (ASE - UXP) announced today it entered into a credit agreement with Bank of Oklahoma, N.A. on August 25, 2000. The revolving credit agreement is available through August 1, 2003 in the original amount of $6,000,000, which may be increased up to $10,000,000 based on subsequent borrowing base determinations by the lender. The loan bears interest at rates varying from lender prime to 0.75% below lender prime, depending upon the outstanding principal balance of the loan, and is secured by all of the Company's oil and gas properties. Interest is payable monthly and principal is payable at the end of the credit term.

The Company has drawn $4,000,000 on the loan to repay a debt obligation to Benson Mineral Group, Inc. (BMG), a private company owned by Bruce D. Benson, the company's President and Chief Executive Officer. BMG had extended that credit to enable the Company to settle its obligations to its prior lender. The Company had agreed to repay the BMG debt as soon as a new credit agreement was obtained. The balance of the borrowings available under the new credit agreement can be used for working capital purposes, including the development of the Company's oil and gas properties. The Company believes that the additional borrowings available under the agreement, when combined with its existing cash resources and continuing cash flow from operations, will be sufficient in the near term for its ongoing operations and the development of its oil and gas properties.

Mr. Benson was quoted as saying "This new financing arrangement completes our total restructuring and we are now poised to move forward aggressively".

Additionally, UXP will soon commence a drilling program aimed at developing a large portion of the proven undeveloped reserves of the company and has initiated a 25-well behind pipe recompletion program. Results to date are as expected.

This news release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning the results of oil and natural gas drilling. Although the company believes that its expectations are based on reasonable assumptions, it can give no assurance that expected results will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include drilling risks, operating risks, market risks, risks related to the need to obtain additional financing for development of its oil and gas properties and other risk factors as described in the Company's 1999 Form 10-KSB as filed with the Securities and Exchange Commission.

United States Exploration, Inc. is engaged in the acquisition, exploration, development, production and marketing of natural gas and crude oil in North America. The Company's principal reserves and producing properties are located in northeast Colorado. The Company's common stock trades on the American Stock Exchange under the symbol UXP.